Exhibit 99.1

November 30, 2007

Devon Energy Corporation

20 North Broadway, Suite 1500

Oklahoma City, Oklahoma  73102-8260

Gentlemen:

At your request, we have prepared a revised report of certain data for the Santa Fe Energy Trust (Trust) as of December 31, 2006 relevant to the supplementary information dictated by Financial Accounting Standards Board (FASB) Statement No. 69 (SFAS 69).  SFAS 69 establishes the set of disclosures for oil and gas producing activities as required by Securities and Exchange Commission (SEC) Regulation S-K.  This current report reflects revisions to our previous report dated July 16, 2007, based on receiving new revised accounting data, for certain of these properties, for revenues, costs, and net production volumes from Devon Energy Corporation (Devon) subsequent to submitting our previous report.  The revised accounting data resulted in changes to certain operating costs, taxes, and price differentials, as well as historical net production volumes used to forecast estimated remaining reserves.  In addition, there were changes based on a correction to the discounting of income projections.

The Trust is a grantor trust formed to hold interests in certain domestic oil and gas properties owned by Devon.  The interests conveyed to the Trust consist of royalty interests in the Wasson ODC and Willard Units in the Wasson Field, Texas (Wasson Royalties) and a net profits interest derived from working and royalty interests in numerous other properties (Net Profits Royalties).  The Trust’s conveyed ownership in the Willard Unit terminated at the end of 2003.  Therefore, as of this report date, there is no further consideration of this interest in this unit in this report.  The properties included in the Trust are located in the states of Arkansas, California, Louisiana, New Mexico, North Dakota, Oklahoma, Texas, and Wyoming.

The estimated reserve quantities and future income quantities presented in this report are related to a large extent to hydrocarbon prices.  Hydrocarbon prices in effect at December 31, 2006 were used in the preparation of this report as required by SEC and FASB rules; however, actual future prices may vary significantly from December 31, 2006 prices.  Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report.

The summary of our estimates of the proved net reserves attributable to the Trust as of December 31, 2006 are presented below:

	Santa Fe Energy Trust As of December 31, 2006
			Estimated	Present
			Future Net	Value
	Liquids	Gas	Cash Inflows	at 10%
	(MBbls)	(MMCF)	(M$)	(M$)
Proved Net Developed and Undeveloped
Wasson ODC Royalty	240.9	0	12,522.6	11,944.3
Wasson Willard Royalty	0	0	0	0
Net Profits Royalties	743.1	3,023	51,622.6	32,921.1
Totals	984.0	3,023	64,145.2	44,865.4

Proved Net Developed
Wasson ODC Royalty	240.9	0	12,522.6	11,944.3
Wasson Willard Royalty	0	0	0	0
Net Profits Royalties	681.3	3,023	49,077.0	31,427.8
Totals	922.2	3,023	61,599.6	43,372.1

The estimated proved reserves and income quantities for the Wasson ODC Royalty presented in this report are calculated by multiplying the net revenue interest attributable to the Wasson ODC Royalty by the total amount of oil estimated to be economically recoverable from the productive unit, subject to production limitations applicable to the Wasson ODC Royalty, which has been described to us by Devon.

Reserve quantities are calculated differently for the Net Profits Royalties because such interests do not entitle the Trust to a specific quantity of oil or gas but to 90 percent of the Net Proceeds derived therefrom.  Accordingly, there is no precise method of allocating estimates of the quantities of proved reserves attributable to the Net Profits Royalties between the interest held by the Trust and the interests to be retained by Devon.  For purposes of this presentation, the proved reserves attributable to the Net Profits Royalties have been proportionately reduced to reflect the future estimated costs and expenses deducted in the calculation of Net Proceeds with respect to the Net Profits Royalties.  Accordingly, the reserves presented for the Net Profits Royalties reflect quantities of oil and gas that are free of future costs or expenses based on the price and cost assumptions utilized in this report.  The allocation of proved reserves of the Net Profits Properties between the Trust and Devon will vary in the future as relative estimates of future gross revenues and future net incomes vary.  Furthermore, Devon requested that, for purposes of our report, the Net Profits Royalties be calculated beyond the Liquidation Date of February 15, 2008, even though by the terms of the Trust Agreement the Net Profits Royalties will be sold by the Trustee on or about this date and a liquidating distribution of the sales proceeds from such sale would be made to holders of Trust Units.

Devon has indicated that the conveyance of the Wasson Royalties to the Trust provides that the Trust may receive additional income from the Wasson ODC Unit through Support Payments through 2002, at which time the Support Payments are terminated.  Therefore, as of this report date, there is no further consideration of these support payments.

The “Liquid” reserves shown in this report are comprised of crude oil, condensate and natural gas liquids.  Natural gas liquids comprise 9.8 percent of the Trust’s developed liquid reserves and 11.7 percent of the Trust’s developed and undeveloped liquid reserves.  All hydrocarbon liquid reserves are expressed in standard 42 gallon barrels.  All gas volumes are sales gas expressed in MMCF at the pressure and temperature bases of the area where the gas reserves are located.  No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist.

Reserves Included in This Report

The proved reserves presented in this report comply with SEC definitions and guidelines, as outlined below.  SEC Regulation S-X Rule 4-10 paragraph (a) defines proved reserves as follows:

Proved oil and gas reserves.  Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made.  Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test.  The area of a reservoir considered proved includes:

(A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

(B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data.  In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(iii) Estimates of proved reserves do not include the following:

(A) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;

(B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

(C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

(D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Proved developed oil and gas reserves.  Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.  Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved undeveloped reserves.  Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.  Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled.  Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.  Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Certain Staff Accounting Bulletins published subsequent to the promulgation of Regulation S-X have dealt with matters relating to the application of financial accounting and disclosure rules for oil and gas producing activities.  In particular, the following interpretations extracted from Staff Accounting Bulletins set forth the Commission staff’s view on specific questions pertaining to proved oil and gas reserves.

Economic producibility of estimated proved reserves can be supported to the satisfaction of the Office of Engineering if geological and engineering data demonstrate with reasonable certainty that those reserves can be recovered in future years under existing economic and operating conditions.  The relative importance of the many pieces of geological and engineering data which should be evaluated when classifying reserves cannot be identified in advance.  In certain instances, proved reserves may be assigned to reservoirs on the basis of a combination of electrical and other type logs and core analyses which indicate the reservoirs are analogous to similar reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test.  (extracted from SAB-35)

In determining whether “proved undeveloped reserves” encompass acreage on which fluid injection (or other improved recovery technique) is contemplated, is it appropriate to distinguish between (i) fluid injection used for pressure maintenance during the early life of a field and (ii) fluid injection used to effect secondary recovery when a field is in the late stages of depletion?  … The Office of Engineering believes that the distinction identified in the above question may be appropriate in a few limited circumstances, such as in the case of certain fields in the North Sea.  The staff will review estimates of proved reserves attributable to fluid injection in the light of the strength of the evidence presented by the registrant in support of a contention that enhanced recovery will be achieved.  (extracted from SAB-35)

Companies should report reserves of natural gas liquids which are net to their leasehold interest, i.e., that portion recovered in a processing plant and allocated to the leasehold interest.  It may be appropriate in the case of natural gas liquids not clearly attributable to leasehold interests ownership to follow instruction (b) of Item 2(b)(3) of Regulation S-K and report such reserves separately and describe the nature of the ownership. (extracted from SAB-35)

The staff believes that since coalbed methane gas can be recovered from coal in its natural and original location, it should be included in proved reserves, provided that it complies in all other respects with the definition of proved oil and gas reserves as specified in Rule 4-10(a)(2) including the requirement that methane production be economical at current prices, costs, (net of the tax credit) and existing operating conditions.  (extracted from SAB-85)

Statements in Staff Accounting Bulletins are not rules or interpretations of the Commission nor are they published as bearing the Commission’s official approval; they represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.

Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled and reserves assigned to the undeveloped portions of secondary or tertiary projects which we have been assured will definitely be developed.

Revenue and Income Estimates

In accordance with the standardized measure criteria of SFAS 69, our estimates of future cash inflows, future costs, and future net cash inflows before income tax, as well as our estimated reserve quantities, as of December 31, 2006 are presented as follows.

	Santa Fe Energy Trust As of December 31, 2006
	Net Profits Royalties
	Royalty	Working		Wasson
	Interests	Interests	Totals	Royalties	Totals

Total Proved
Future Cash Inflows (M$)	22,336.6	29,286.0	51,622.6	13,600.4	65,223.0

Future Costs
Production (M$)	0	0	0	1,077.8	1,077.8
Development (M$)	0	0	0	0	0
Total Costs (M$)	0	0	0	1,077.8	1,077.8

Future Net Cash Inflows Before Income Tax (M$)	22,336.6	29,286.0	51,622.6	12,522.6	64,145.2

Present Value at 10% Before Income Tax (M$)	12,650.5	20,270.6	32,921.1	11,944.3	44,865.4

Proved Net Developed Reserves
Liquids - (MBbls)	374.5	306.8	681.3	240.9	922.2
Gas (MMCF)	246	2,777	3,023	0	3,023

Proved Net Undeveloped Reserves
Liquids (MBbls)	61.8	0	61.8	0	61.8
Gas (MMCF)	0	0	0	0	0

Total Proved Net Reserves
Liquids (MBbls)	436.3	306.8	743.1	240.9	984.0
Gas (MMCF)	246	2,777	3,023	0	3,023

In the case of the Wasson Royalties, the future cash inflows are gross revenues before any deductions.  The production costs are based on current data and include production taxes and ad valorem taxes provided by Devon.

In the case of the Net Profits Royalties, the future cash inflows are, as described previously, after consideration of future costs or expenses based on the price and cost assumptions utilized in this report.  Therefore, the future cash inflows are the same as the future net cash inflows.

Hydrocarbon Prices

Devon furnished us with hydrocarbon prices in effect at December 31, 2006 and with its forecasts of future prices which take into account SEC and FASB rules, current market prices, contract prices, and fixed and determinable price escalations where applicable.

In accordance with SFAS 69, December 31, 2006 market prices were determined using the daily oil price or daily gas sales price (“spot price”) adjusted for oilfield or gas gathering hub and wellhead price differences (e.g. grade, gravity, sulfur and BS&W) as appropriate, and as provided by Devon.  In accordance with SEC and FASB specifications, changes in market prices subsequent to December 31, 2006 were not considered in this report.

For hydrocarbon products sold under contract, the contract price including fixed and determinable escalations, exclusive of inflation adjustments, was used until expiration of the contract.  Upon contract expiration, the price was adjusted to the current market price for the area and held at this adjusted price to depletion of the reserves.

The effects of derivative instruments designated as price hedges of oil and gas quantities, if any, are not reflected in our individual property evaluations.

Costs

Operating costs for the leases and wells in this report were provided by Devon and include only those costs directly applicable to the leases or wells.  When applicable, the operating costs include a portion of general and administrative costs allocated directly to the leases and wells under terms of operating agreements and certain transportation costs.  No deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

Development costs were furnished to us by Devon and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. At the request of Devon, their estimate of zero abandonment costs after salvage value for onshore properties was used in this report.  Ryder Scott has not performed a detailed study of the abandonment costs or the salvage value and makes no warranty for Devon’s estimate.

Current costs were held constant throughout the life of the properties.

General

The reserves included in this report are estimates only and should not be construed as being exact quantities.  They may or may not be actually recovered.  Estimates of proved reserves may increase or decrease as a result of future operations of Devon.  Moreover, due to the nature of the Net Profits Royalties, a change in the future costs, or prices, or capital expenditures different from those projected herein may result in a change in the computed reserves and the Net Proceeds to the Trust even if there are no revisions or additions to the gross reserves attributed to the property.

While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC and FASB, omitted from consideration in making this evaluation.

The estimates of reserves presented herein are based upon a detailed study of the properties in which the Trust has interests; however, we have not made any field examination of the properties.  No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.  Devon has informed us that they have furnished us all of the accounts, records, geological and engineering data and reports, and other data required for this investigation.  The ownership interests, terms of the Trust, prices, taxes, costs, and other factual data furnished by Devon were accepted without independent verification.  The estimates presented in this report are based on data available through December 2006.

Neither Ryder Scott Company nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future cash inflows for the subject properties.

Very truly yours,

RYDER SCOTT COMPANY, L.P.

/s/ Donald M. Hausen

Donald M. Hausen
Petroleum Engineer

FWZ/sm

Reviewed by:

/s/ Fred W. Ziehe
Fred W. Ziehe, P.E.
Managing Senior Vice President